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                                                                    Exhibit 99.2


                          AT&T WIRELESS SERVICES, INC.
                        7277 164TH AVENUE NE, BUILDING 1
                           REDMOND, WASHINGTON 98052

                                                                    June 9, 2001

To the holders of AT&T's Wireless Group common stock:

     As you may have read in the financial press, AT&T Corp. is proposing to split off into a separate public company those of its businesses, assets and liabilities that are currently attributed to its Wireless Group. We are the Wireless Group's primary operating company, and as part of the split-off AT&T would transfer to us all the remaining businesses, assets and liabilities attributable to the Wireless Group that are not currently held by us. AT&T would then exchange, in accordance with the provisions of AT&T's charter, all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T Wireless Services, Inc. common stock. The remaining shares of AT&T Wireless Services common stock, less $3 billion worth of shares that AT&T is retaining, will then be distributed to holders of AT&T common stock.

     On the reverse side of this letter is an exchange notice from AT&T, which is being delivered to you in accordance with the requirements of AT&T's charter. As stated in the notice, it is a non-waivable condition to the exchange that the private letter ruling received from the Internal Revenue Service with respect to the U.S. federal income tax consequences of the Exchange continues to be valid. We have filed with the Securities and Exchange Commission a registration statement that registers the shares of AT&T Wireless Services common stock that holders of AT&T Wireless Group tracking stock would receive in exchange for their shares of AT&T Wireless Group tracking stock, and the exchange is also conditioned on that registration statement becoming effective under federal securities laws. We will deliver to holders of AT&T Wireless Group tracking stock a copy of the prospectus contained in the registration statement either in advance of or together with delivery of the shares of AT&T Wireless Services common stock that they will receive in the exchange. Once available, copies of the prospectus can also be obtained by contacting Georgeson Shareholder Communications, Inc. toll-free at 800-603-1913 (for calls in the United States) or 888-660-6629 (for calls outside the United States).

                                          Sincerely,

                                          /s/ JOHN D. ZEGLIS
                                          John D. Zeglis
                                          Chairman and Chief Executive Officer

                                                                   (See reverse)

A REGISTRATION STATEMENT RELATING TO SHARES OF COMMON STOCK OF AT&T WIRELESS SERVICES, INC. HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS LETTER AND THE ACCOMPANYING EXCHANGE NOTICE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
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                                EXCHANGE NOTICE
                               TO THE HOLDERS OF
                          WIRELESS GROUP COMMON STOCK

     NOTICE IS HEREBY GIVEN that, subject to the terms and conditions set forth in this Exchange Notice, pursuant to Section 4(a) of Article Third, Part C of the Amended and Restated Certificate of Incorporation (the "Charter") of AT&T Corp., a New York corporation ("AT&T"), AT&T has exercised its right to exchange all of the outstanding shares of Wireless Group Common Stock, $1.00 par value per share ("Wireless Group Tracking Stock"), of AT&T for shares of common stock of AT&T Wireless Services, Inc., a Delaware corporation and wholly owned subsidiary of AT&T ("AWS") that is a member of AT&T's "Wireless Group." The exchange (the "Exchange") will be effected as of 9:00 a.m., New York City time, on July 9, 2001 (the "Exchange Date").

     AWS has filed with the Securities and Exchange Commission a registration statement on Form S-1 (the "Registration Statement") relating to the Exchange. A copy of the prospectus included in the Registration Statement will be sent to holders of Wireless Group Tracking Stock either in advance of or together with the delivery of shares of AWS common stock, par value $.01 per share ("AWS Common Stock"), that those holders will receive in the Exchange. The Exchange, and this Exchange Notice, are subject to (1) the Registration Statement having become effective under the federal securities laws and (2) conditions set forth in the prospectus, including the non-waivable condition that the private letter ruling received from the Internal Revenue Service with respect to the U.S. federal income tax consequences of the Exchange continues to be valid. IF ANY CONDITION TO THE EXCHANGE IS NOT SATISFIED OR WAIVED (IF PERMISSIBLE) BY THE EXCHANGE DATE, AT&T WILL ISSUE A PRESS RELEASE TO THAT EFFECT AND THIS NOTICE SHALL AUTOMATICALLY BE DEEMED RESCINDED AND OF NO FURTHER FORCE OR EFFECT, AND ALL OUTSTANDING SHARES OF WIRELESS GROUP TRACKING STOCK SHALL REMAIN OUTSTANDING AS IF THIS EXCHANGE NOTICE HAD NOT BEEN GIVEN.

     If the conditions to the Exchange and this Exchange Notice are met, on the Exchange Date:

     - each share of Wireless Group Tracking Stock shall be exchanged for one share of AWS Common Stock (the "Exchange Rate"); and

     - each share of Wireless Group Tracking Stock shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of AT&T shall cease, except the right to receive the applicable AWS Common Stock according to the Exchange Rate, without interest thereon, upon surrender of the certificates evidencing such shares.

     In order to receive the applicable shares of AWS Common Stock, holders of Wireless Group Tracking Stock will be required to surrender the certificates evidencing such Wireless Group Tracking Stock. If the conditions to the Exchange and this Exchange Notice are met, holders of record of Wireless Group Tracking Stock on the Exchange Date will receive a Letter of Transmittal and other related materials with which to exchange their shares.

     Once available, copies of the prospectus can be obtained by contacting Georgeson Shareholder Communications, Inc. toll-free at 800-603-1913 (for calls in the United States) or 888-660-6629 (for calls outside the United States).

                                         AT&T CORP.

                                         By: /s/ ROBERT S. FEIT
                                             Robert S. Feit
                                             Assistant Secretary

Date: June 9, 2001

A REGISTRATION STATEMENT RELATING TO SHARES OF AWS COMMON STOCK HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS NOTICE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.